EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Announces Receipt of “Going Private” Proposal

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Hollywood, CA (September 30, 2013)—Frederick’s of Hollywood Group Inc. (OTCQB: FOHL) (the “Company”) announced today that on September 26, 2013, its Board of Directors received a non-binding proposal letter from HGI Funding LLC (“HGI Funding”), TTG Apparel, LLC (“TTG Apparel”), Tokarz Investments, LLC (“Tokarz Investments”), Fursa Alternative Strategies LLC (“Fursa”), and Arsenal Group LLC (“Arsenal”) (the “Consortium Members”), pursuant to which the Consortium Members proposed to acquire all of the outstanding shares of common stock of the Company not currently owned by them at a proposed price of $0.23 per share as part of a going private transaction, subject to certain conditions. The proposal represents a 26% premium to the then trailing ten day average closing price of the Company’s common stock.

HGI Funding is an affiliate of Five Island Asset Management, LLC and the current holder of the Company’s Series B Convertible Preferred Stock; TTG Apparel is the holder of the Company’s Series A Convertible Preferred Stock, and together with Tokarz Investments, own approximately 25.9% of the outstanding shares of the Company’s common stock; and Fursa and Arsenal are controlled by William F. Harley, a director of the Company, and own, in the aggregate, approximately 43.5% of the outstanding shares of the Company’s common stock as of September 26, 2013.

The Company’s Board of Directors has appointed Milton Walters, its sole independent director, to serve as the lead director in connection with the full Board’s review and consideration of the proposed transaction and the lead director must approve any proposed transaction.

The Board of Directors cautions the Company’s shareholders and others considering trading in its securities that the Board of Directors has just received the non-binding proposal from the Consortium Members and that no decisions have been made by the Board of Directors with respect to the Company’s response to the proposal or the fairness of its terms. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand through 112 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com